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                                                                      EXHIBIT 11


                               IKONICS CORPORATION

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)



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
                                                                       Three Months Ended
                                                                       ------------------
                                                              Mar 31, 2003              Mar 31, 2002
                                                              ------------              ------------

Net earnings applicable to common shareholders                $  29,678                 $  23,407
   for basic and diluted earnings per share


Weighted average shares outstanding for basic
   earnings per share                                         1,248,127                 1,263,916


Dilutive effect of stock options computed using the
   treasury stock method and the average market price             5,918                         0

Weighted average shares outstanding for diluted
   earnings per share                                         1,254,045                 1,263,916

Basic earnings per share                                         $ 0.02                    $ 0.02

Diluted earnings per share                                       $ 0.02                    $ 0.02
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